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                                                                 Exhibit (l)(17)

                               PURCHASE AGREEMENT


          The RBB Fund, Inc. (the "Fund"), a Maryland corporation, and Boston Partners Asset Management, L.P. ("Boston Partners") intending to be legally bound, hereby agree with each other as follows:

          1. The Fund hereby offers Boston Partners and Boston Partners hereby purchases $1,000 worth of shares of each of Classes VV and WW Common Stock of the Fund (par value $.001 per share) (such shares hereinafter sometimes collectively known as "Shares") at a price per Share $10.00.

          2. The Fund hereby acknowledges receipt from Boston Partners of funds in the amount of $1,000 in full payment for the Shares.

          3. Boston Partners represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

          4. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 1st day of July, 2002.


                                             THE RBB FUND, INC.


                                             By: /s/ Edward J. Roach
                                                 -------------------
                                             Edward J. Roach
                                             President & Treasurer


                                             BOSTON PARTNERS ASSET
                                             MANAGEMENT, L.P., by BOSTON
                                             PARTNERS, INC., its General Partner


                                             By: /s/ William J. Kelly
                                                 ---------------------
                                             Name:  William J. Kelly
                                             Title: Treasurer